Exhibit 10.34
FIRST AMENDMENT OF SUBLEASE
     FIRST AMENDMENT OF SUBLEASE (this “Agreement”), made as of the 20th day of July 2006. by and between MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company having an office at 85 Challenger Road, Ridgefield Park, New Jersey (“Sublessor”), and GAIN CAPITAL INC., a Delaware corporation, having an office at 550 Hills Drive. Bedminster. New Jersey 07921 (“Sublessee”).
W I T N E S S E TH:
     WHEREAS, Sublessor and Sublessee entered into a sublease dated November 14.2005 (the “Sublease”) for a portion of the 6th floor (the “Original Premises”) of the building located at 44 Wall Street, New York, New York (the “Building”);
     WHEREAS, Sublessor and Sublessee desire to amend the Sublease to (i) add certain additional premises to the Original Premises and (ii) otherwise amend the Sublease, all on the terms and conditions provided in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained 111 this Agreement, Sublessor and Sublessee agree as follows:
     1. Capitalized Terms. All capitalized terms used in this Agreement which are not otherwise defined herein shall have the meanings ascribed to them in the Sublease.
     2. Sublease of Additional Premises. The entire 7th floor of the Building, substantially as shown hatched on the plan annexed hereto as Schedule A (the “Additional Premises”), is hereby added to, and shall be considered a part of, the Original Premises, and all references in the Sublease to the “Subleased Premises” shall be deemed to include the Additional Premises (except where otherwise noted herein), effective upon the later to occur of (i) the date that Sublessor tenders possession of the Additional Premises to Sublessee with item (ii) of Sublessor’s Work Substantially Completed, and (ii) the date Sublessor procures and provides a duplicate original to Sublessee of 44 Wall Owner, LLC’s (“Landlord”) consent to this Agreement (the “Consent”) (such later date being referred to herein as the “Additional Premises Commencement Date”), upon all of the terms, conditions and provisions of the Sublease, except as otherwise provided in this Agreement. The term “Sublease” shall mean the Sublease as amended by this Agreement. The Expiration Date for the Additional Premises shall be July 30, 2010. The Original Premises and the Additional Premises are sometimes collectively referred to as the “Subleased Premises”. For the purpose of this Agreement, Sublessor and Sublessee conclusively agree that the Additional Premises consists of 16,100 rentable square feet.
     Sublessor and Sublessee shall within ten (10) days after the Additional Premises Commencement Date, execute a written agreement, substantially in the form provided in the Sublease. confirming such date as the Additional Premises Commencement Date. Any failure of the parties to execute such written agreement shall not affect the validity of the Additional Premises Commencement Date or excuse any of the parties from their respective obligations hereunder.
     Sublessee shall be permitted access to the Additional Premises prior to the Additional Premises Commencement Date on reasonable notice to Sublessor during regular business hours.
“Substantially Completes”, “Substantially Completed” or “Substantial Completion”

means Sublessor’s Work (defined below) has been completed except for minor details (so-called “punch list” items) which do not interfere with the conduct of Sublessee’s business.
     3. Condition of Additional Premises. (a) Sublessee shall accept the Additional Premises in the condition and state of repair on the Additional Premises Commencement Date “AS IS,” Sublessee expressly acknowledges and agrees that Sublessor has made no representations with respect to the Additional Premises or the Building, except as may be expressly set forth in this Agreement Sublessor shall not be obligated to perform any work to prepare the Additional Premises for occupancy by Sublessee other than the completion of Sublessor’s Work Sublessee’s taking occupancy of the Additional Premises shall be conclusive evidence as against Sublessee that the Additional Premises was in good and satisfactory condition, with item (ii) of Sublessor’s Work Substantially Complete, as of the Additional’ Premises Commencement Date.
          (b) Sublessor shall complete the following work (“Sublessor’s Work”) in the Additional Premises:
               (i) Within 120 days after the Additional Premises Commencement Date, Sublessor shall install new carpet in the existing conference room and elevator lobby (using Landlord’s contractor to perform such work); and
               (ii) Prior to the Additional Premises Commencement Date, Sublessor shall steam clean all carpeted surfaces in the Subleased Premises.
     4. Fixed Rent; Abatement. (a) Effective on the Additional Premises Commencement Date, the Fixed Rent under the Sublease shall be increased, on account of the Additional Premises, as follows:

(i)	From the Additional Premises Commencement Date to and including the day proceeding the first anniversary of the Commencement Date.	$322,000 per annum ($26,833 per month).

(ii)	From the first anniversary of the Commencement Date to and including the day proceeding the second anniversary of the Commencement Date.	$330,000 per annum ($27,504 per month).

(iii)	From the second anniversary of the Commencement Date to and including the day proceeding the third anniversary of the Commencement Date.	$338,000 per annum ($28,175 per month).

(iv)	From the third anniversary of the Commencement Date to and including the day proceeding the Expiration Date.	$346,150 per annum ($28.846 per month).

     (b) Notwithstanding the provisions of Section 4(a), provided that there shall not then be an existing default under the terms and conditions of the Sublease beyond any applicable notice and grace period, Sublessee shall be entitled to an abatement of Fixed Rent in the amount of $134.165, to be applied to the Fixed Rent payable for the Additional Premises only for the first through the fifth month of the Term for the Additional Premises, in the amount of $26,833 per month.
     5. Additional Rent. In addition to the Additional Rent payable under the Sublease with respect to the Original Premises. Sublessee shall pay Additional Rent with respect to the Additional Premises in accordance with the Sublease, except that (i) Tenant’s Percentage for the Additional Premises is 4.963% and the Electric Inclusion Amount with respect to the Additional Premises is $40,250 per annum ($3,354.17 per month).
     6. Additional Security Deposit. Simultaneously with the execution and delivery of this Agreement, Sublessee shall deliver to Sublessor an additional security deposit in the amount of $53,666 meeting the requirements of Article 21 of the Sublease (the “Additional Security Deposit”). The provisions of Article 21 of the Sublease shall apply to the Additional Security Deposit.
     7. Furniture. Sublessee shall be permitted to use during the Term of the Sublease the furniture, phones and equipment (collectively, the “Personal Property”) currently in place in the Additional Premises. The Personal Property is delivered to Sublessee “as is” and without representation or warranty by Sublessor. Upon the expiration of the Term, the Personal Property shall become the property of Sublessee.
     8. Existing Systems. The following systems presently serving the Additional Premises shall remain in place and Sublessee may use the same during the Term:
               (i) Network and electrical wiring;
               (ii) Card key security system, except that Sublessor shall remove the control unit prior to the Additional Premises Commencement Date;
               (iii) The heating, ventilation and air conditioning system serving the Additional Premises (the “HV AC System”) shall remain in place, on the condition that Sublessee assumes the existing maintenance contract and maintains the HV AC System throughout the Term.
     Notwithstanding anything to the contrary contained in this Agreement, if Landlord requires that items (i) or (ii) referred to in this Section be removed at the end of the Term, Sublessee shall remove such systems in accordance with the Sublease and the Prime Lease.
     9. No Oral Modification. This Agreement may not be changed or terminated orally, but only by an agreement in writing signed by Sublessor and Sublessee.
     10. Brokerage. Sublessor and Sublessee each represents and warrants to the other that it has not dealt with any broker in connection with this Agreement other than CB Richard Ellis, Inc. and Jones Lang LaSalle (collectively, “Broker”). The execution and delivery of this Agreement by the parties shall be conclusive evidence that they have relied upon the foregoing representations and warranties. Sublessor shall pay Broker its commissions pursuant to separate agreements. Sublessor and Sublessee shall indemnify and hold harmless the other party from and against any and all claims for commission, fee or other compensation arising from a breach of such representations and agreements by the indention, and for any and all costs incurred by the indemnities in connection with such claims, including, without limitation, attorneys’ fees and disbursements. This provision shall survive the expiration or earlier termination of the Sublease.
     11. Delivery. This Agreement is offered for signature by Sublessee and it is understood that this Agreement shall not be binding upon Sublessor unless and until Sublessor shall have executed and delivered a fully executed copy of this Agreement to Sublessee.
     12. Ratification. Except as modified by this Agreement, the provisions of the Sublease are confirmed and approved and shall continue in full force and effect.
IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Agreement as of the day and year first above written.

SUBLESSOR:

MELLON INVESTOR SERVICES LLC
By:	/s/ Alex G. Scinlii
Name: Alex G. Scinlii
Title: Vice President

SUBLESSEE:

GAIN CAPITAL INC.
By:	/s/ Christopher W. Calhoun
Name: Christopher W. Calhoun
Title: Chief Operating Officer

Sublessee’s federal employer identification
number is: 22-3685008

SCHEDULE A
Floor Plan
[To Be Attached]